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                                                                      Exhibit 99

[LOGO] Sports Authority                                          August 20, 2002
                                                           FOR IMMEDIATE RELEASE

CONTACT:      The Sports Authority, Inc.

              Mark Iskander
              Vice President & Treasurer
              (954) 535-6015

              The Sports Authority Announces Executive Resignation

Fort Lauderdale, Florida, August 20, 2002 -- The Sports Authority, Inc. (NYSE:
TSA), the nation's largest full-line sporting goods retailer, today announced that James Tener, Executive Vice President and Chief Operating Officer, has left the Company to pursue other interests.

"I very much appreciate the contribution Jim has made over the past several years in redefining The Sports Authority's operations. We wish him well", commented Marty Hanaka, Chairman and Chief Executive Officer.

Hanaka, Elliott Kerbis, President, and George Mihalko, Vice Chairman will share operational oversight, while the Company completes a search for an executive to oversee store operations.

About The Sports Authority

The Sports Authority, Inc. is the nation's largest full-line sporting goods retailer operating 201 stores in 32 states. The Company's e-tailing website www.thesportsauthority.com, is operated by GSI Commerce Solutions, Inc. (formerly known as Global Sports Interactive, Inc.) under a license and e-commerce agreement. In addition, a joint venture with AEON Co., Ltd. operates 35 "The Sports Authority" stores in Japan under a licensing agreement. The Sports Authority is a proud sponsor of the Boys & Girls Clubs of America.